EXHIBIT 99.1
Investor Contacts:
Elizabeth Foster and Timothy Coughlin
Neurocrine Biosciences
(858) 617-7600
NEUROCRINE ANNOUNCES RESUBMISSION OF NEW DRUG APPLICATION
FOR INDIPLON CAPSULES
San Diego, CA, June 12, 2007 — Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced today that they have resubmitted its New Drug Application (NDA) for indiplon 5 mg and 10 mg capsules for the treatment of insomnia in both adult and elderly patients to the U.S. Food and Drug Administration (FDA). The resubmission is a complete response to the FDA’s May 15, 2006 approvable letter. The indiplon NDA resubmission is based on analyses discussed with statistical, clinical and regulatory consultants. In addition the Company has had interactions with the FDA regarding additional analyses of data previously submitted on indiplon capsules.
“We are pleased to announce the resubmission of the NDA for indiplon capsules and we look forward to working with the FDA in the review process of our resubmission,” said Gary A. Lyons, President and CEO of Neurocrine Biosciences. “We believe that indiplon’s unique profile can offer an effective solution for those patients who need help getting to sleep or returning to sleep after a nighttime awakening.”
About Indiplon
Indiplon is a non-narcotic non-benzodiazapine agent that acts on a specific site of the GABA-A receptor and potentiates the action of GABA. While other drugs also act on this receptor, indiplon’s mechanism is unique in that it has been shown to bind more selectively to the specific subtype of GABA-A receptors within the brain believed to be responsible for promoting sleep. Indiplon was licensed from DOV Pharmaceutical in 1998.
Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. The product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, endometriosis, irritable bowel syndrome, pain, and diabetes. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general as well as, risk and uncertainties associated with the Company’s indiplon program and planned commercialization activities, including but not limited to; risk that regulatory authorities may refuse to accept the filing of our resubmission of the indiplon capsule NDA; risk that regulatory authorities may find our resubmission of the indiplon capsule NDA incomplete or insufficient or otherwise unapprovable or that approval may be delayed; risk that following approval of indiplon capsules, commercialization may be delayed for any of a number of reasons including market conditions and product supply; risk that we will not be able to independently commercialize indiplon capsules or find a marketing partner on reasonable terms or at all; risk that the indiplon capsule labeling granted by regulatory authorities may limit the commercial success of indiplon capsules; and risk relating to market acceptance of indiplon capsules following marketing approval; in addition to the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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